UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 19, 2006
Date of Report (Date of earliest event reported)

CANYON COPPER CORP.
(Exact name of registrant as specified in its charter)

N/A
(Former name or former address if changed since last report)

NEVADA	000-33189	88-0452792
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

Suite 408 - 1199 West Pender Street
Vancouver, BC, Canada	V6E 2R1
(Address of principal executive offices)	(Zip Code)

(604) 331-9326
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

____ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 Departures Of Directors Or Principal Officers; Election Of Directors; Appointment Of Principal Officers.

On October 19, 2006, Cameron Reynolds resigned as a member of the Board of Directors of Canyon Copper Corp. (the “Company”) and the number of directors was reduced from seven to six. There was no disagreement between Mr. Reynolds and the Company regarding any matter relating to the Company’s operations, policies or practices.

Item 7.01 Regulation FD Disclosure.

On October 18, 2006 the Company announced that nine new targets have been identified from the geophysical surveys completed on the Company's New York Canyon copper project located in the Santa Fe Mining District, Mineral County, Nevada. The 2006 geophysical survey program completed on the New York Canyon property consisted of a ground magnetic survey, an induced polarization ("IP") survey, compilation and review of historic geophysical surveys and interpretation that identified additional target areas for further drilling.

A 134 line kilometre ground magnetics survey was completed by Magee Geophysical Services LLC in March, 2006. Lines were oriented N15E, spaced 100 metres apart and extend from the western side of the Copper Queen zone six kilometres to the east to cover the Champion and Longshot Ridge zones.

A 50.4 line kilometre dipole-dipole IP survey was completed on 17 grid lines by Zonge Geosciences Inc. Readings were taken at N=1 to 7 separations allowing an effective depth penetration of approximately 400 metres. The lines were generally spaced at 100 metres except over areas of low magnetic response where the spacing was increased to 200 or 400 metres. This IP survey provides expansive coverage over the key mineralized areas and was of sufficient density to permit 3D inversion imagery using VOXLER software. Jim Wright of J.L. Wright Geophysics Inc. conducted the data processing, inversion and interpretation of the geophysical data.

In his report, Wright notes that the historic gravity data is important for constraining the western limits for exploration. Structures interpreted from the gravity indicate multiple stepped faults that down drop mineralized zones to the west. The magnetic survey outlines a number of possible intrusive centers, including those that are associated with the Champion, Copper Queen and Longshot Ridge mineralized zones. A substantial area measuring 1.9 km by 1.3 km correlates well with the mapped skarn and intrusive rocks at Longshot Ridge. Drilling to date on this zone has covered an approximate 450 metre by 600 metre area. Wright states "The known copper mineralization is intimately associated with complex magnetic signatures produced by intrusions and skarn". Little if any drilling has occurred within the magnetic high at the Copper Queen zone.

Wright notes that the mineralized zones and associated magnetic high areas are relative chargeability lows surrounded by very large chargeability high areas. Low resistivity has a direct correlation with all mineralized zones and active magnetic areas. Through his compilation and interpretation of the geophysical survey data, Wright developed target criteria based upon geophysical characteristics. Based on these selection criteria, nine target zones are identified that require followup drill testing. The targets show consistent line to line correlation with structures or magnetic trends and are in areas that have not been previously drilled. Wright has recommended 14 drill holes totalling 5,320 metres to test these target zones.

Interpretation of the geophysical survey data has developed a strong understanding of the geologic controls on mineralization at the New York Canyon property. The size and extent of the target areas generated by these surveys significantly increases the overall exploration potential. Drilling by the Company has indicated that the mineralized systems have not as yet been thoroughly evaluated and substantial drilling is required to outline the extent of mineralization at Copper Queen, Champion and Longshot Ridge. The geophysical surveys provide further evidence that these three key mineralized zones may form part of the same system offset by basin and range structures and that there are additional targets that require further evaluation.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits

Exhibit Number	Description of Exhibit

99.1	Press Release dated October 18, 2006 announcing nine new targets on New York Canyon Property.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANYON COPPER CORP.

Date: October 25, 2006
	By:	/s/ Kurt Bordian
KURT BORDIAN
Chief Financial Officer